Exhibit 4.60

Equity Pledge Agreement

This Equity Pledge Agreement (this “Agreement”) is made and entered into on December 20, 2019 by and among:

(1)	Conew Network Technology (Beijing) Co., Ltd., a wholly foreign-owned enterprise established under the laws of the People’s Republic of China (“China”) (the “Pledgee”);

(2)	Beijing Conew Technology Development Co., Ltd., a limited liability company established under the laws of China (the “Company”);

(3)	Sheng Fu, a Chinese citizen, with the ID number of ***; and

Kun Wang, a Chinese citizen, with the ID number of *** (collectively referred to as the “Pledgors”)

(The Pledgee, the Company and the Pledgors shall be individually referred to as a “Party” and collectively as the “Parties”.)

Recitals

(A)	Whereas, on the date of this Agreement, the Pledgors hold 100% of the shares of the Company, with a total amount of capital contribution of RMB 300,000.

(B)

Whereas, the Pledgee and the Company executed an Exclusive Service Agreement (the “Exclusive Service Agreement”) on July 5, 2018, under which the Company shall pay the service fees to the Pledgee for the services provided by the Pledgee.

(C)

Whereas, Cheetah Mobile Inc. (the “Cayman Company”), the Pledgors and the Company executed an Exclusive Equity Option Agreement (the “Exclusive Equity Option Agreement”) on December 20, 2019, under which the Pledgors granted to the Cayman Company an exclusive equity option to purchase the shares of the Company held by it in accordance with the terms thereof, and the Company granted to the Cayman Company an exclusive equity option to purchase the assets of the Company in accordance with the terms thereof.

NOW, THEREFORE, the Parties agree as follows:

Agreement

1.	Major Agreements

The Parties to this Agreement recognize and acknowledge that the major agreements for the pledge under this Agreement shall include the Exclusive Service Agreement, the Exclusive Equity Option Agreement and all agreements executed by the Pledgors, the Cayman Company, the Company and the Pledgee from time to time.

2.	Pledge

2.1

The Pledgors agree to unconditionally and irrevocably pledge to the Pledgee all of their shares in the Company (including any interest or dividend paid for such shares) (the “Pledged Shares”) as security for the performance by the Pledgors and the Company of their obligations under the major agreements (the “Pledge”).

3.	Scope of the Pledge

3.1

The scope of the Pledge under this Agreement shall include all the obligations of the Pledgors and the Company under the major agreements, including but not limited to loans and interest thereof under the major agreements (if applicable), all the service fees payable, all the debts owed, all the obligations and liabilities to be performed (including but not limited to any payment to the Relevant Personnel), liquidated damages (if any), indemnities, expenses incurred for exercising creditor’s rights and pledge rights (including but not limited to attorney fees, arbitration fees, and expenses related to the assessment and auction of the Pledged Shares) and any other related expenses. For the avoidance of doubt, the scope of the Pledge shall not be limited by the amount of capital contribution of shareholders.

4.	Term of the Pledge

4.1

The Pledge shall remain in force, and the term of the Pledge shall terminate on the earlier of (1) the date when all outstanding secured debts have been paid off or repaid in other applicable ways; (2) the date when the Pledgee exercises its pledge rights in accordance with the terms and conditions of this Agreement for the full realization of its rights over the secured debts and the Pledged Shares; or (3) the date when the Pledgors transfer all their shares to the Cayman Company or a third party designated by the Cayman Company (a natural or legal person) in accordance with the Exclusive Equity Option Agreement and no longer hold the shares of the Company.

4.2

During the term of the Pledge, if the Pledgors or the Company or their subsidiaries fail to perform their respective obligations under the major agreements, the Pledgee shall have the right to dispose of the Pledged Shares in accordance with the provisions of this Agreement.

4.3

The Pledgee shall have the right to receive any or all dividends or other distributable interests arising from the Pledged Shares and to determine the distribution or disposal of such dividends or interests at its own discretion.

5.	Registration

5.1

The Company shall (1) register the Pledge in the register of shareholders of the Company on the date of this Agreement, and provide the register of shareholders to the Pledgee, and (2) submit an application for pledge registration to the market supervision and administration authority (the “Administration for Industry and Commerce”) as soon as possible upon the execution of this Agreement, and obtain relevant supporting documents. The Pledgors and the Company shall submit all documents and complete all procedures required by the laws and regulations of China and the competent Administration for Industry and Commerce to ensure that relevant registration procedures are completed as soon as possible after the Pledge is submitted to the Administration for Industry and Commerce.

5.2	Notwithstanding any provision of this Agreement, during the term of the Pledge, the original register of shareholders of the Company shall be kept by the Pledgee or its designee.

5.3

The Pledgors may increase their contributions to the Company with the prior consent of the Pledgee, provided that any contribution of the Pledgors to the Company shall be subject to the provisions of this Agreement, and the additional contribution shall be a part of the Pledged Shares. The Company shall immediately change its register of shareholders in accordance with the provisions of this Article 5 and handle the change registration of the Pledge with the Administration for Industry and Commerce within five (5) business days.

6.	Representations and Warranties of the Pledgors

6.1	The Pledgors are the sole legal owners of the pledged shares.

6.2	The Pledgors have not created any security interest or other encumbrances on the Pledged Shares.

6.3

The Company is a limited liability company duly established and validly existing under the laws of China and duly registered with the competent Administration for Industry and Commerce. The registered capital of the Company is RMB 300,000; the Pledgors will make their contributions to the registered capital of the Company in accordance with the articles of association of the Company.

7.	Undertakings and Further Warranties of the Pledgors

7.1	The Pledgors hereby undertake to the Pledgee that during the term of this Agreement, the Pledgors:

7.1.1

shall not transfer the Pledged Shares, or create or allow the creation of any security interest or other encumbrances on the Pledged Shares, or otherwise dispose of the Pledged Shares without the prior written consent of the Pledgee, except for the purpose of performing the Exclusive Equity Option Agreement;

7.1.2

shall comply with all the relevant laws and regulations applicable to the Pledge, submit any notice, order or proposal issued or drafted by the relevant regulatory authority to the Pledgee within five (5) business days upon the receipt thereof, and comply with the aforesaid notice, order or proposal, or make a claim or complaint with respect to the above matters at the reasonable request of the Pledgee or with the consent of the Pledgee; and

7.1.3

shall inform the Pledgee immediately if they get aware of or receive an event or notice which may affect the rights of the Pledgee in respect of the Pledged Shares or other obligations of the Pledgors under this Agreement.

7.2

The Pledgors agree that no rights related to the Pledge obtained by the Pledgee in accordance with this Agreement shall be interrupted or hindered by the Company, the Pledgors, the Pledgors’ successors or representatives, or any other person (collectively referred to as the “Relevant Personnel”) through any legal process. The Pledgors warrant to the Pledgee that they have made all appropriate arrangements and executed all necessary documents to ensure that in the event of their deaths, incapacities, bankruptcies, divorces or other circumstances that may affect the exercise of their shares, their heirs, guardians, creditors, spouses and other persons who may acquire the shares or related rights as a result thereof shall not affect or hinder the performance of this Agreement.

7.2.1

The Relevant Personnel will not supplement, change or modify the articles of association and internal rules of the Company in any form, increase or decrease the registered capital of the Company, or change the registered capital structure of the Company in other ways without the prior written consent of the Pledgee;

7.2.2

The Relevant Personnel will not sell, transfer, mortgage or dispose of any assets of the Company or any subsidiary of the Company or any legal or beneficial interest in the business or income of the Company in any way upon the execution of this Agreement without the prior written consent of the Pledgee, nor will they allow the creation of any security interest thereon;

7.2.3

The Relevant Personnel shall ensure that the Company will not distribute dividends to, make property distribution to, reduce capital for, initiate liquidation procedures for or make any other distribution to the shareholders in any way without the prior written consent of the Pledgee. Any distribution (including but not limited to distributed assets or residual property in liquidation) shall be considered as a part of the Pledge; or

7.2.4

The Relevant Personnel shall not do any act that causes or may cause the value of the Pledged Shares to decrease or jeopardizes or may jeopardize the validity of the Pledge under this Agreement without the prior written consent of the Pledgee. If there is any obvious decrease in the value of the Pledged Shares, which is enough to jeopardize the rights of the Pledgee, the Relevant Personnel shall immediately notify the Pledgee, provide other property satisfactory to the Pledgee as security according to the reasonable requirements of the Pledgee, and take necessary actions to solve the above event or reduce its adverse effects.

7.3

In order to protect or perfect the security interest created by this Agreement for the payment under the major agreements, the Pledgors hereby undertake to execute in good faith and cause other parties related to the Pledge to execute all certificates, agreements, contracts and/or undertakings required by the Pledgee. The Pledgors also undertake to take and cause other parties related to the Pledge to take the actions required by the Pledgee for the exercise of its rights and powers granted by this Agreement, and to execute all documents related to the ownership of the Pledged Shares with the Pledgee or its designee. The Pledgors undertake to provide the Pledgee with all notices, orders and decisions related to the Pledge required by the Pledgee within a reasonable time.

7.4

The Pledgors hereby undertake to comply with and perform all warranties, undertakings, covenants, representations and conditions under this Agreement. If the above warranties, undertakings, covenants, representations and conditions are not performed or only partially performed, the Pledgors shall indemnify the Pledgee for all losses caused thereby.

8.	Exercise of Pledge Rights

8.1	It shall constitute an event of default under this Agreement (the “Event of Default”) (the Event of Default shall be deemed to be “continuing” unless remedied or waived) if:

8.1.1

any representation, warranty or statement made by the Pledgors or the Company under this Agreement or any major agreements is untrue, incomplete or inaccurate in any respect; or the Pledgors or the Company violates or fails to perform any obligation under this Agreement or any major agreements, or fails to comply with any undertaking under this Agreement or any major agreements; or

8.1.2	one or more obligations of the Pledgors or the Company under this Agreement or any major agreements shall be deemed illegal or invalid.

8.2

In the event of an Event of Default and when the Event of Default is continuing, the Pledgee shall have the right to exercise all the rights of the secured party in accordance with the relevant applicable laws of China (including the provisions of the Security Law of the People’s Republic of China and the Property Law of the People’s Republic of China), including but not limited to the rights to:

8.2.1

sell part or all of the Pledged Shares in one or more public or private trading markets by giving three (3) days’ prior written notice to the Pledgors, and such sale may be in the form of cash, credit transaction or future delivery; and

8.2.2	execute an agreement with the Pledgors to purchase the Pledged Shares with a monetary value determined by referring to the market price of the Pledged Shares.

The Pledgee shall have the right to be first paid the expenses listed in Article 3 of this Agreement out of the proceeds received from the disposal of the Pledged Shares in the above manner.

8.3

At the request of the Pledgee, the Pledgors and the Company shall take all legal and appropriate actions to ensure the exercise by the Pledgee of its pledge rights. For the purpose of the foregoing, the Pledgors and the Company shall execute all documents and materials and take all measures and actions as reasonably required by the Pledgee.

9.	Assignment

9.1	The Company and the Pledgors shall not assign any of their rights and obligations under this Agreement to any third party without the prior written consent of the Pledgee.

9.2

The Company and the Pledgors hereby agree that the Pledgee may, in its sole discretion, assign its rights and obligations under this Agreement by giving a prior written notice to the Company and the Pledgors.

10.	Termination

This Agreement shall terminate after the term of the Pledge is expired in accordance with Article 4 hereof.

11.	Entire Agreement and Amendment

11.1

This Agreement and all agreements and/or documents expressly mentioned or included in this Agreement shall constitute the entire agreement with respect to the subject matter of this Agreement, and shall supersede all oral agreements, contracts, understandings and communications reached by the Parties with respect to the subject matter of this Agreement.

11.2

Any amendment to this Agreement shall be made in writing and shall come into force only upon the execution by the Parties hereto. Any amendment agreement or supplementary agreement duly executed by the Parties shall constitute an integral part of this Agreement and have the same legal effect as this Agreement.

12.	Governing Law and Dispute Resolution

12.1	This Agreement shall be governed by and construed in accordance with the laws of China.

12.2

Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of the Commission in force at the time of applying for arbitration. The arbitration award is final and binding on the Parties. The place of arbitration shall be Beijing.

13.	Effective Date and Term

13.1	This Agreement shall be entered into and come into force on the date first written above.

13.2	This Agreement shall remain in force during the term of the Pledge.

14.	Notice

Any notice or other communication given by either Party under this Agreement shall be written in English or Chinese and may be delivered by hand, registered mail, postage prepaid mail, or recognized courier service or sent by fax to the address designated by the Parties concerned from time to time. A notice shall be deemed to be duly served (a) on the date when it is delivered if the notice is delivered by hand; (b) on the 10th day after the date of mailing by registered airmail with postage paid (subject to postmark) if the notice is sent by mail, or on the 4th day after it is delivered to the courier service if the notice is sent by the courier service; or (c) on the receipt time indicated on the transmission confirmation of relevant documents if the notice is sent by fax.

15.	Severability

If any provision of this Agreement is deemed invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid or unenforceable to the extent of the jurisdiction of relevant laws, and no validity, legality and enforceability of other provisions of this Agreement shall be affected.

16.	Counterparts

This Agreement shall be executed by the Parties in five originals, each Party shall hold one original, the remaining shall be used for handling the formalities of industrial and commercial registration, and all originals shall have the same legal effect. This Agreement may be executed in one or more counterparts.

17.	Miscellaneous

If the U.S. Securities and Exchange Commission or any other regulatory authority proposes any amendment to this Agreement, or any change occurs to the listing rules or relevant requirements of the U.S. Securities and Exchange Commission in connection with this Agreement, the Parties shall amend this Agreement accordingly.

[followed by the signature pages]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

Conew Network Technology (Beijing) Co., Ltd. (Seal)

/s/ Authorized Signatory

Beijing Conew Technology Development Co., Ltd. (Seal)

/s/ Authorized Signatory

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

Sheng Fu

By:	/s/ Sheng Fu

Kun Wang

By:	/s/ Kun Wang

Register of Shareholders of Beijing Conew Technology Development Co., Ltd.

(prepared on December 20, 2019, with the registered capital of the Company of RMB

300,000 and the paid-in capital of RMB 300,000)

No.	Name of Shareholder	ID No./ Registration No./Unified Social Credit Code	Subscribed Capital Contribution (Shareholding Ratio)	Contribution Mode	Conditions of the Pledge Pledgee
001	Sheng Fu	***	RMB 188,200 (62.73%)	in cash	the contribution of RMB 188,200 has been pledged to Conew Network Technology (Beijing) Co., Ltd.

002	Kun Wang	***	RMB 111,800 (37.27%)	in cash	the contribution of RMB 111,800 has been pledged to Conew Network Technology (Beijing) Co., Ltd.